UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2006

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street Los Angeles, California 90021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2006, Guess?, Inc. (the “Company”) and Dennis R. Secor entered into an Employment Letter Agreement (“Employment Letter”) under which Mr. Secor will serve as Senior Vice President and Chief Financial Officer of the Company. Mr. Secor’s first date of employment is expected to be July 5, 2006. A brief description of the material terms of the Employment Letter is contained in Item 5.02(c) of this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers.

(b)  As previously disclosed in the Company’s Current Report on Form 8-K filed on May 11, 2006, effective May 9, 2006, Carlos Alberini, President and Chief Operating Officer of the Company, was appointed as the Company’s Interim Chief Financial Officer and Interim Principal Financial and Accounting Officer (“Interim CFO”). As contemplated by his appointment, Mr. Alberini was intended to serve as Interim CFO on a temporary basis until the appointment of a new Chief Financial Officer. Accordingly, Mr. Alberini’s position as Interim CFO will terminate upon Mr. Secor’s first date of employment, currently expected to be July 5, 2006. Mr. Alberini will remain as the President and Chief Operating Officer of the Company.

(c)  Effective July 5, 2006, Mr. Secor will serve as Senior Vice President and Chief Financial Officer of the Company. Mr. Secor will also serve as the Company’s Principal Financial and Accounting Officer. Mr. Secor, 43, is joining the Company from Electronic Arts Inc., where he has served since August 2004 as Vice President and Chief Financial Officer of its Canadian division, which is also its largest development division. Prior to joining Electronic Arts, he was employed from April 2001 to July 2004 at Callaway Golf Company, where he served as Corporate Controller and Chief Accounting Officer and ultimately as Senior Vice President, Finance. From 1996 to 2001, Mr. Secor served in a variety of positions with Polaroid Corporation, ultimately serving as European Financial Controller. Mr. Secor, a certified public accountant, began his career with Arthur Andersen & Co., where he spent five years.

A copy of the press release announcing the appointment of Mr. Secor as Senior Vice President and Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

In connection with his appointment as Senior Vice President and Chief Financial Officer of the Company, Mr. Secor and the Company executed the Employment Letter on June 9, 2006. The Employment Letter provides for a base salary of $325,000 per year, an annual target cash bonus equal to 40% of his base salary and an annual target equity award equal to 60% of his base salary, each determined in accordance with the Company’s executive bonus program. Mr. Secor will also be eligible to participate in the Company’s 401(k) plan and Deferred Compensation Plan and will be entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, Mr. Secor will receive a car allowance of $800 per month and certain specified relocation expenses (to be grossed up for tax purposes) incurred as a result of his relocation to the Los Angeles area. The Employment Letter also provides for a severance payment in an amount equal to six months of base salary upon termination by the Company of Mr. Secor’s employment for reasons other than cause. The amount of the severance payment that would be due to Mr. Secor is subject to an offset equal to any amounts that he earns from other employment during the period ending six months after his termination. Mr. Secor’s Employment Letter also provides for an initial grant, subject to approval by the Company’s Compensation Committee, of 15,000 shares of restricted stock of the Company and options to purchase 20,000 shares of common stock of the Company. Both the restricted stock and the options will vest in four equal installments on each of the first four anniversaries of the date of grant. The options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Letter Agreement, executed June 9, 2006, between the Company and Dennis Secor

99.1	Press Release of Guess?, Inc. dated June 14, 2006 (announcing the appointment of Dennis Secor as Senior Vice President and Chief Financial Officer of the Company)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    June 15, 2006                                                         GUESS?, INC.

By: /s/ Carlos Alberini

Carlos Alberini

President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Letter Agreement, executed June 9, 2006, between the Company and Dennis Secor
99.1	Press Release of Guess?, Inc. dated June 14, 2006 (announcing the appointment of Dennis Secor as Senior Vice President and Chief Financial Officer of the Company)